UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2020

CSI Compressco LP

(Exact Name of Registrant as Specified in Charter)

Delaware	1-35195	94-3450907
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

24955 Interstate 45 North

The Woodlands, Texas 77380

(Address of Principal Executive Offices, and Zip Code)

(281) 367-1983

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	CCLP	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

                                                                                                                                                                        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2020, CSI Compressco GP Inc., the general partner (the “General Partner”) of CSI Compressco LP, a Delaware limited partnership (the “Partnership”) entered into a change of control agreement (the “COC Agreement”) with Roy E. McNiven, Senior Vice President of Operations and Manufacturing of the General Partner.  Mr. McNiven’s COC Agreement is substantially similar to those previously executed by the General Partner and certain of its executive officers. The COC Agreement has an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Capitalized terms used herein and not otherwise defined are defined as set forth in the COC Agreement.

Under the COC Agreement, if a qualifying termination event occurs in connection with or within two years following a change of control, other than termination for Cause or resignation without Good Reason, the General Partner has an obligation to pay Mr. McNiven the following cash severance amounts: (i) (A) an amount equal to Mr. McNiven’s earned but unpaid Annual Bonus attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to Mr. McNiven had he remained employed by the General Partner, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) Mr. McNiven’s prorated target Annual Bonus for the current year, plus (C) an amount equal to Mr. McNiven’s target Long Term Bonus for each outstanding award; plus (ii) the product of two times the sum of Mr. McNiven’s Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) a lump-sum payment equal to two years of monthly health and dental premiums and fees required to continue health and dental insurance coverage for Mr. McNiven and his eligible dependents . The COC Agreement also provides for full acceleration of any outstanding unit-based awards upon Mr. McNiven’s qualifying termination of employment to the extent permitted under the applicable plan. All payments and benefits due under the COC Agreement are conditioned upon the execution and non-revocation by Mr. McNiven of a release for the benefit of the General Partner In the event of a change of control in which there will be a qualifying termination, TETRA may offer Mr. McNiven an equivalent job. If such offer is made, then no qualifying termination will be deemed to have occurred. If Mr. McNiven is employed by TETRA under such circumstances, TETRA agrees to pay to Mr. McNiven benefits substantially similar to those provided under the COC Agreement if, during the two year period following such employment, he is terminated without Cause or resigns for Good Reason.

In addition to restrictions upon improper disclosure and use of Confidential Information, Mr. McNiven agrees that for a period of two years following a termination of employment for any reason, he will not solicit the General Partner’s or the Partnership’s employees and that for a period of one year following a termination of employment for any reason, he will not otherwise engage in a competitive business with the General Partner or the Partnership as more specifically set forth in the COC Agreement. Such obligations are only applicable to Mr. McNiven if he receives the severance benefits described above.

The foregoing description of the COC Agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the COC Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Change of Control Agreement dated August 10, 2020 by and between CSI Compressco GP Inc. and Roy E. McNiven.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSI Compressco LP

By:	CSI Compressco GP Inc.,
its general partner

By:	/s/ Brady M. Murphy
Brady M. Murphy
President

Date: August 11, 2020